Immucell
    56 Evergreen Drive
    Portlano, Maine 04103
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    February 7, 1996

    Carrington Laboratories, Inc.
    Attention: President and CEO
    2001 Walnut Hill Lane
    Irving, Texas 75038

    Dear Sir:

    I talked to Bill Yates on the phone yesterday concerning our license agreement dated September 29, 1994. We licensed acemannan from Carrington to test in a crypto vaccine for calves. After repeated efforts in 1995, we concluded in November that it does not give the immune boost to our crypto vaccine that we were looking for. Therefore, per the terms of the license agreement, I am giving you notice of cancellation.

    I mentioned to Bill that we may have other applications of acemannan in animal health products. We both agreed that we should address its use in those applications when they arise rather than try to keep the current license agreement going.

    I would like to note that Bill was very helpful as we worked through our crypto vaccine program. We spent well in excess of $100,000 last year on the budget but simply couldn t get a combination to work. We continue our search.

    We wish Carrington well in its corporate development and hope to be able to do business again in the future.

    Respectfully yours,

    /s/Thomas C. Hatch

    Thomas C. Hatch
    President and CEO